Exhibit 23.5

CONSENT OF INDEPENDENT ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Porch Group, Inc. on Form S-8 of our report dated May 29, 2020, with respect to our audit of the consolidated financial statements of DataMentors Holdings, LLC and Subsidiaries as of December 31, 2019 and 2018 and for the years then ended.

We consent to the incorporation by reference in this Registration Statement of Porch Group, Inc. on Form S-8 of our report dated December 31, 2020, with respect to our compilation of the consolidated financial statements of DataMentors Holdings, LLC and Subsidiaries as of September 30, 2020 and for the nine months then ended.

We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Kahn, Litwin, Renza & Co., Ltd.

Kahn, Litwin, Renza & Co., Ltd.

Providence, Rhode Island

March 2, 2021